Exhibit 10.6

AMENDED AND RESTATED CLEVELAND-CLIFFS INC

RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

THIS RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS (“Plan”) was established effective June 1, 1984 by The Cleveland-Cliffs Iron Company (“Cliffs Iron”) and adopted and assumed by Cleveland-Cliffs Inc, an Ohio corporation (“Cleveland-Cliffs” or the “Company”), effective September 1, 1985, amended and restated effective January 1, 1988, amended by First Amendment, dated July 1, 1995, and is amended and restated effective July 1, 1995 to read as follows:

RECITALS

A. The Board of Directors of the Company (the “Board of Directors”) has determined that the Participants (as hereinafter defined) have, individually and collectively, made and may continue to make an essential contribution to the profitability, growth, financial strength and overall guidance of the Company.

B. The Company wishes to provide an incentive to attract and maintain the highest quality of individuals to serve as directors (the “Directors”) of the Company.

Section 1. ESTABLISHMENT OF THE PLAN

1.1 The Plan. The Company, intending that the Participants and Directors shall rely thereon, hereby establishes this Plan.

1.2 Amendments, Etc. The Company shall not amend, suspend or terminate this Plan or any provision hereof, including without limitation this Section 1.2, without the prior approval of a majority of the Directors present at a meeting of the Board of Directors at which a quorum (as defined in the

Regulations of the Company) is present. Anything in the Plan to the contrary notwithstanding, and notwithstanding any amendment, suspension or termination (hereinafter in this Section 1.2 collectively referred to as an “Amendment”) of the Plan, no right under the Plan of any person who was a Participant or a Director immediately prior to any Amendment shall in any way be amended, modified, compromised, terminated or suspended without the prior written consent of such person. Without such consent, the rights under the Plan of a Participant and Director withholding such consent shall be as set forth in the Plan in the form that the Plan existed on the date such person’s rights under the Plan vested as set forth in Section 2.2 (as amended by any Amendment consented to by such person).

Section 2. PARTICIPANTS

2.1 Participants. Each Director who has never been an employee or officer of the Company or Cliffs Iron and who first serves as a Director before July 1, 1995 (an “Outside Director”) shall become a Participant in the Plan upon the completion of five years of continuous service as a Director. For the purposes of determining such five-year period of service, service as a director of Cliffs Iron prior to September 1, 1985 shall be aggregated with service as an Outside Director.

2.2 Vesting. The rights under the Plan of all persons who are Directors as of the date of adoption of the Plan shall vest simultaneously with the adoption of the Plan by the Company, and the rights under the Plan of all persons who become Directors subsequent to the adoption of the Plan shall vest immediately upon their election as Directors; provided, however, that the right of any Director to receive any benefits pursuant to Section 3 of the Plan shall be subject to the qualification of such Director as a Participant hereunder and to the Director’s satisfaction of the requirements of Section 3 with respect to benefit entitlement.

2.3 Participation Upon Change of Control. Anything contained herein to the contrary notwithstanding, in the event of a “Change of Control” (as hereinafter defined), each Outside Director shall become a Participant in the Plan. A “Change of Control” shall mean the occurrence of any of the following events:

(a) The Company shall merge into itself, or be merged or consolidated with, another corporation and as a result of such merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company as the same shall have existed immediately prior to such merger or consolidation;

(b) The Company shall sell or otherwise transfer all or substantially all of its assets to any other corporation or other legal person, and immediately after such sale or transfer less than 70% of the combined voting power of the outstanding voting securities of such corporation or person is held in the aggregate by the former shareholders of the Company as the same shall have existed immediately prior to such sale or transfer;

(c) A person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on July 1, 1995) of the Securities Exchange Act of 1934, shall become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934) of 30% or more of the outstanding voting securities of the Company (whether directly or indirectly); or

(d) During any period of three consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease, for any reason, to constitute at least a majority thereof, unless the election, or the nomination for election by the shareholders of the Company, of each Director first elected during any such period was approved by a vote of at least one-third of the Directors of the Company who are Directors of the Company on the date of the beginning of any such period.

Section 3. POST-RETIREMENT INCOME

3.1 Post-Retirement Income. Commencing upon a Participant’s retirement from the Board of Directors (i) after attaining the normal retirement age for Directors, as established from time to time by the Board of Directors, with at least five years of continuous service as a Director, (ii) because of disability or health reasons, (iii) with the consent of the Board of Directors, or (iv) after a Change of Control (hereinafter collectively referred to as the Participant’s “Commencement Date”), the Company will pay quarterly to the Participant an amount equal to the greatest of (v) One Hundred Percent (100%) of the stated quarterly Board of Directors retainer fee for service as an Outside Director which is in effect on the Participant’s Commencement Date, (vi) One Hundred Percent (100%) of the stated quarterly Board of Directors retainer fee for service as an Outside Director which is in effect on the day immediately preceding a Change of Control, or (vii) One Hundred Percent (100%) of the stated quarterly Board of Directors retainer fee which is in effect from time to time; provided, however, that if a Participant’s Commencement Date is on account of an event described in clause (iv) of this Section 3.1, such amount shall be reduced for any Participant with fewer than five years of continuous service as an Outside Director by Twenty Percent (20%) for each full year of continuous service less than five that such Participant has served as an Outside Director. For purposes of this Section 3.1, when determining the amount of an Outside Director’s stated quarterly Board of Directors retainer fee, such retainer fee shall be deemed to include the stock component (if any, and whether restricted or unrestricted) of such fee. The duration of post-retirement income payments described in this Section 3.1 shall be as more fully described in Section 3.2. For purposes of this Section 3.1, the term “retirement” of an Outside Director shall include, following a Change of Control, resignation or the failure of the stockholders of the Company to re-elect such Outside Director.

3.2 Form of Payment. Post-retirement income payable pursuant to Section 3.1 shall be paid to the Participant in cash for such Participant’s life in equal quarterly installments, each installment to be paid in advance on the first day of each quarter, beginning with the quarter that begins on the first day of the January, April, July or October coinciding with or next following such Participant’s Commencement Date.

(a) Anything contained herein to the contrary notwithstanding, and subject to the provisions of subsection (c) of this Section 3.2, in the event a Participant is married on his Commencement Date, such Participant may elect to have his post-retirement income paid in the form of a “Joint and Survivor Benefit” (as hereinafter defined). For purposes of this Section 3.2, a “Joint and Survivor Benefit” is a reduced post-retirement income that is payable to the Participant in equal quarterly installments for his life with the provision that, in the event the Participant should predecease his “Surviving Spouse” (as defined in subsection (b) of this Section 3.2), One Hundred Percent (100%) of such reduced post-retirement income shall be paid to his Surviving Spouse in equal quarterly installments for the duration of her life. Quarterly installments of the Joint and Survivor Benefit will be paid as more particularly set forth in the first paragraph of this Section 3.2. The post-retirement income payable to a Participant pursuant to the provisions of this subsection (a) shall be the “Actuarial Equivalent” (as defined in subsection (b) of this Section 3.2) of the post-retirement income described in the first paragraph of this Section 3.2.

(b) For purposes of this Section 3.2, the following terms shall have the following meanings. A Participant’s “Surviving Spouse” is the person to whom the Participant is legally married on his Commencement Date. “Actuarial Equivalent” means a payment or series of payments having the same present value as the normal form of benefit distribution described in the first paragraph of this Section 3.2, and calculated based on (i) the mortality table in effect as of the date benefit distribution commences, which mortality table shall be the table prescribed by the Secretary of the Treasury and required for pension plan compliance under the provisions of Section 417(e) of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, and (ii) interest equal to the average annual rate of interest on 30-year Treasury securities for the month prior to the month benefit distribution commences.

(c) Any married Participant may elect to have his post-retirement income paid in the form of a Joint and Survivor Benefit, as more particularly set forth in subsection (a) above, by written notice filed with the Board Affairs Committee of the Board of Directors (the “Committee”) at least one year prior to the Participant’s Commencement Date. Any such election may be changed by the Participant at any time and for any number of times prior to the Participant’s Commencement Date and without the consent of any other person by the Participant filing a later signed written election with the Committee; provided, however, that any election made less than one year prior to the Participant’s Commencement Date shall not be valid. A Participant’s election of the Joint and Survivor Benefit pursuant to the provisions of this subsection (c) shall become irrevocable when the Participant commences receipt of benefits hereunder. Notwithstanding the foregoing proviso, any election made during the Thirty (30) day period which commences September 1, 1996 shall be a valid election for purposes of this subsection (c).

Section 4. GENERAL PROVISIONS

4.1 Successors and Binding Agreements. (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable or delegatable by the Company.

(b) This Plan shall inure to the benefit of and be enforceable by each of the Participants or Directors and his respective personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c) Neither the Company nor any Participant or Director hereunder shall assign, transfer or delegate this Plan or any rights or obligations hereunder except as expressly provided in Section 4.1(a). Without limiting the generality of the foregoing, no right or interest under this Plan of a Participant or Director (or any person claiming through or under any of them)

shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant or Director or designated beneficiary. If any Participant or Director or designated beneficiary shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his benefits hereunder or any part thereof, or if by reason of his bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him, then the Company, acting through the Board Affairs Committee of the Board of Directors, in its discretion, may terminate his interest in any such benefit to the extent the Company considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be affected by filing a written “termination declaration” with the Plan’s records and making reasonable efforts to deliver a copy to the Participant or Director or designated beneficiary (the “Terminated Participant”) whose interest is adversely affected.

As long as the Terminated Participant is alive, any benefits affected by the termination shall be retained by the Company and, in the Company’s sole and absolute judgment, may be paid to or expended for the benefit of the Terminated Participant, his spouse, his children or any other person or persons in fact dependent upon him in such a manner as the Company shall deem proper. Upon the death of the Terminated Participant, all benefits withheld from him and not paid to others in accordance with the preceding sentence shall be paid to the Terminated Participant’s then living descendants, including adopted children, per stirpes, or, if there are none then living, to his estate.

4.2 Notices. For all purposes of this Plan, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United

States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to a Participant at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

4.3 Governing Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

4.4 Severability. Each section, subsection and lesser section of this Plan constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Plan shall finally be determined to be unlawful, such provision shall be deemed severed from this Plan, but every other provision of this Plan shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intention of the parties hereto to the extent permissible under law.

4.5 Withholding of Taxes. The Company may withhold from any amounts payable under this Plan all federal, state, city and other taxes as shall be legally required.

4.6 Gender, Number, Etc. As used in this Plan, the singular shall include the plural and the masculine shall include the feminine, and vice versa.

IN WITNESS WHEREOF, this Amended and Restated Plan has been duly adopted by the Company as of July 1, 1995.

CLEVELAND-CLIFFS INC

By	/s/ M.T. Moore
Chairman and Chief Executive Officer